Press Release	Source: Integral Technologies, Inc.

Integral and Jasper Finalize ElectriPlast(TM) Production Pricing
Wednesday July 25, 2:05 pm ET

BELLINGHAM, Wash.--(BUSINESS WIRE)--Integral Technologies, Inc. (OTCBB:ITKG - News; "Integral"), announces that it has finalized its pricing arrangement with Jasper Rubber Products Inc. ("Jasper") (www.jasperrubber.com) for the manufacture of Integral's proprietary and revolutionary ElectriPlast(TM) product, the world's first highly conductive polymer for use in antennas, shielding, heating, cooling, circuitry and medical devices to name a few.

The Amendment to the Manufacturing Agreement (November 2006) finalizes the manufacturing costs from Jasper to Integral for the production of the ElectriPlast(TM) material. The Amendment also provides for Jasper the right to sell ElectriPlast(TM) to customers. This will be facilitated through Jasper's established sales force of over 30 people throughout North America.

Commenting on this recent development, Doug Mathias, CEO and President of Jasper Rubber, said, "We have spent the last seven months refining the manufacturing process of ElectriPlast(TM). This has allowed us to present ElectriPlast(TM) with confidence to several interested companies that have come to visit our facility. With the production process of the ElectriPlast(TM) material established, we are now in a position to produce and deliver prototypes and production product to customers who have demonstrated needs for ElectriPlast(TM) and a wide variety of its applications."

Integral's intellectual property consists of 30 US patents, including a patent on its foundation product, ElectriPlast(TM), and 87 US pending patents on a multitude of different ElectriPlast(TM) applications.

Jasper Rubber, founded in 1949, is a leader in innovative rubber and plastics development. The Jasper facility is comprised of over 330,000 square feet. They manufacture a full range of products for major appliance, oil filter, and automotive industries. Jasper's client base includes Fortune 500 companies.

Integral Technologies

Integral Technologies, Inc. (www.itkg.net) is the developer of an innovative electrically conductive resin-based material called "ElectriPlast(TM)," a highly conductive recipe that can be molded into virtually any shape or dimension associated with the range of plastics, rubbers and other polymers. Our IP consists of ElectriPlast(TM) and thousands of different applications pertinent to a wide variety of industries. To date, we have had 30 US patents issued, or allowed and pending issuance, and 87 patents pending on ElectriPlast(TM) applications. Various examples of industries where ElectriPlast(TM) can be used are antennas, shielding, lighting, circuitry, switch actuators, resistors, and medical devices, to name just a few. The company is currently introducing these new products and ElectriPlast(TM) technology on a global scale.

This press release contains "forward-looking statements'' within the meaning of Section 27A of the 1933 Securities Act and Section 21E of the 1934 Securities Exchange Act. Actual results could differ materially, as the result of such factors as (1) competition in the markets for the products and services sold by the company, (2) the ability of the company to execute its plans, and (3) other factors detailed in the company's public filings with the SEC. By making these forward-looking statements, the Company can give no assurances that the transaction described in this press release will be successfully completed, and undertakes no obligation to update these statements for revisions or changes after the date of this release.

For more detailed information on the company and the technologies described above please visit our web site at www.itkg.net or contact Shareholder Relations at 888-666-8833 or The Investor Relations Group, at 212-825-3210. To review the company's filings with the SEC, please go to www.sec.gov.

Contact:
Integral Technologies, Inc.
Michael Pound, 888-666-8833

Source: Integral Technologies, Inc.